Exhibit 99.1

Brooks Boveroux, CFO

Photogen Technologies, Inc.

(215) 862-6860

Brian Ritchie

Noonan Russo Presence

(212) 845-4269

Duane Roth

Alliance Pharmaceutical Corp.

(858) 410-5275

Photogen Technologies Announces Acquisition of Medical Imaging Assets from Alliance Pharmaceutical Corp.

Imagent®, FDA Approved Product, Leads Product Pipeline

New Hope, Penn., and San Diego, CA; June 19, 2003 – Photogen Technologies, Inc. (Nasdaq: PHGN) and Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB) jointly announced today that they have closed the previously announced transaction whereby Photogen has acquired all of the assets of Alliance related to medical imaging, including all manufacturing and marketing rights to Imagent® (formerly Imavist™), Alliance’s ultrasound contrast agent that was approved by the FDA for marketing in the United States in June 2002.  Imagent is used in echocardiography, the most widely used imaging modality to diagnose heart disease.  Imagent will be marketed through the Imcor Pharmaceutical division of Photogen.  The product was featured by Imcor at the recent meeting of the American Society of Echocardiography held in Las Vegas.

“We are very excited about this acquisition,” said Taffy Williams, Ph.D., President and CEO of Photogen.  “Imagent fits well with our strategy to build a franchise in cardiovascular imaging.  With our sales force in place, we will be marketing Imagent to cardiologists in the United States and aggressively seeking partnerships to accelerate its commercialization in the US and to develop and market Imagent internationally.  This acquisition radically changes our profile to that of an operating specialty pharmaceutical company with a product that is being marketed in addition to PH-50 and N1177, our cardiovascular imaging and lymphography products that are in earlier stages of development.”

“This transaction will allow Alliance to settle its outstanding debt and allow us to seek new funding for our remaining technologies,” said Duane J. Roth, Chairman and CEO of

Alliance. “In addition, Imagent will be given its best opportunity to achieve success in the marketplace under Photogen, as they will be in position to properly launch the product with the experienced team of professionals that Alliance assembled in San Diego.”

About Imagent

Imagent® (perflexane lipid microspheres), has been approved for marketing by FDA for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders of the heart.  As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health.  Echocardiography is the most widely used imaging modality for the diagnosis of heart disease, the leading cause of death in the U.S.  The incidence of heart disease is increasing due to shifts in demographics toward an older population and an increase in obesity.  An estimated 17.5 million echocardiograms were performed last year in the U.S., of which up to 20% produced suboptimal images, primarily due to the patient’s size or body structure.

Imagent is manufactured from synthetic materials, and packaged as a dry powder in a ready-to-use kit that is stored at room temperature.  The powder is reconstituted with water to form an osmotically stabilized suspension of microscopic spheres, or “microspheres”, containing a perfluorochemical (perflexane) vapor and physiologic gases.  Imagent is then injected intravenously into a patient undergoing a cardiac ultrasound exam.  Imagent has no known contraindications; however, the product should be administered with caution to patients with cardiac shunts or severe pulmonary vascular disease.  The overall incidence of adverse events is similar to that of placebo (saline), and adverse events occurring with a low frequency included headache, hypertension, and nausea.

Imagent is manufactured using a proprietary technology.  A series of patents has been issued covering methods of forming stable microsphere formulations, spray-drying processes to make a powder that facilitates product shipping and storage, methods of using contrast agents in conjunction with conventional and harmonic ultrasound, and related technologies.  Additional patent applications are pending in the U.S. and elsewhere.

About Photogen

Photogen Technologies, Inc. is developing a platform of innovative imaging products.  Current development programs make use of a versatile iodinated nanoparticulate formulation that shows promise as a subcutaneous, intravenous or intra-arterial agent for both cardiovascular imaging and lymphography (the diagnosis of cancer metastasizing to lymph nodes). PH-50, which is entering Phase 1 clinical studies, has potential benefits when used with conventional or computed tomography (CT) angiography to address the need for early detection of coronary artery disease, cancer and other diseases affecting the body’s arteries and organs.  N1177, which is entering Phase 2 clinical studies, has potential applications for the diagnosis and staging of cancers such as breast, prostate, lung, melanoma, uterine, cervical, and head and neck cancer. The current market for these contrast agents exceeds $1 billion.

About Alliance

Alliance Pharmaceutical Corp. has been developing therapeutic and diagnostic products based on its perfluorochemical and surfactant technologies.  It is focusing primarily on the development of Oxygent™, a sterile perfluorochemical emulsion that is universally compatible with all blood types.

Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks that may cause Photogen’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company: to successfully market its approved product, develop additional products and obtain regulatory approval for their use, to obtain necessary financing to support its development and commercialization programs, to manufacture or obtain supplies of drug product and to maintain and defend intellectual property protection for its proprietary products, and avoid infringing intellectual property rights of third parties.  These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in the company’s filings from time to time with the Securities and Exchange Commission.